Exhibit 8.1

November 8, 2017

Workspace Property Trust
700 Dresher Road, Suite 150
Horsham, Pennsylvania  19044

Re:                             Workspace Property Trust

Dear Ladies and Gentlemen:

We have acted as tax counsel to Workspace Property Trust (the “Company”) in connection with the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 44,850,000 common shares of beneficial interest of the Company, $0.01 par value per share (the “Shares”), under the  Registration Statement on Form S-11 (Registration No. 333-220964) originally filed by the Company, on or about October 16, 2017, with the Securities and Exchange Commission (the “Registration Statement”), as amended to the date hereof, and the preliminary prospectus relating to the Shares (the “Prospectus”) made part thereof.

You have requested our opinions as to certain United States federal income tax matters relating to the Company and the Registration Statement. This opinion letter is based on various facts and assumptions, including the facts set forth in the Certificate (as defined below) concerning the formation, organization, ownership, operations, business, assets and governing documents of the Company and, following the consummation of the transactions described in the Registration Statement, the Company’s subsidiaries.

In rendering this opinion, we have made such legal and factual examinations and inquiries and have reviewed such documents as we have considered necessary or appropriate, including, without limitation, (i) the organizational documents of the Company and its subsidiaries, in each case as amended and restated, as applicable, and as in effect through the date hereof and as expected to be in effect and/or modified in connection with the transactions described in the Registration Statement, and (ii) the Registration Statement.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the authority and legal capacity of natural persons executing such documents, the conformity to authentic original documents of all documents submitted to us as copies, and the compliance of each party with respect to all material provisions of such documents.  In addition, we have, with your consent and without independent investigation, reviewed and relied as to certain factual matters upon the statements, representations and covenants regarding the Company and its subsidiaries contained in the letter provided to us by the Company, dated as of the date hereof (the “Certificate”).  We are aware of no facts that would cause us to question the accuracy and completeness of such statements and representations.

In rendering this opinion we have also assumed that (i) the factual statements,  representations and covenants made in the Certificate have been, are and will be true, correct and complete in all material respects, and (ii) the Certificate has been executed by appropriate and authorized officers of the Company.  In addition, in rendering this opinion, we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.                                      The Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its prior, current and proposed ownership, organization and method of operations, as described in the Certificate regarding the same, have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2017 and for subsequent taxable years; and

2.                                      The statements set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement and Prospectus, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

This opinion is based on the Code, the Income Tax and Procedure and Administration Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all as in effect as of the date of this opinion letter, and all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Certificate may affect the conclusions stated herein.

This opinion represents our legal judgment, but it has no binding effect on the Internal Revenue Service or a court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.  No opinion is expressed as to any matter not discussed herein.

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  We do not undertake to monitor whether the Company actually has satisfied or will satisfy the various REIT qualification tests.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement, of which the Prospectus is a part, and the reference to us under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law

(including without limitation any discovery of any facts that are inconsistent with the Certificate or our assumptions).

Best regards,

/S/ SEYFARTH SHAW LLP